Exhibit 23.1

July 24, 2025

Executive Towers West I
1431 Opus Place, Suite 210
Downers Grove, Illinois 60515

USA

Tel: 630-968-5400

Fax: 630-968-5401

weir@weirintl.com

Reference: Consent of Independent Experts

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (No. 333-274324) of Ramaco Resources, Inc. and any amendments thereto and including the related prospectus, we hereby consent to the incorporation by reference therein of the reference to Weir International, Inc. contained in the Annual Report on Form 10-K of Ramaco Resources, Inc. for the year ended December 31, 2024. We also hereby consent to the reference to us under “Experts” in the preliminary prospectus supplement dated July 23, 2025 and any amendment or supplement thereof or final prospectus relating thereto, which is part of Registration Statement No. 333-274324.

Respectfully submitted,

Weir International, Inc.

Fran X. Taglia

President